September 12, 2005


Mr. Israel Eldar
Chief Financial Officer
American Israeli Paper Mills Ltd.
1 Meizer Street
Industrial Zone - P.O. Box 142
Hadera  ISRAEL

	Re:	American Israeli Paper Mills Ltd.
		Form 20-F for Fiscal Year Ended December 31, 2004
Filed June 28, 2005
		File No. 1-04212

Dear Mr. Eldar:

	We have completed our review of your Form 20-F and related filings and have no further comments at this time. Please file your amended Form 20-F as indicated by you in your supplemental response dated August 18, 2005.

	You may contact Sandy Eisen at (202) 551-3864 if you have questions regarding comments on the financial statements and related matters. Please contact me at (202) 551-3684 with any other questions."

								Sincerely,



								April Sifford
								Branch Chief

cc: 	Sandy Eisen
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Mr. Israel Eldar
American Israeli Paper Mills Ltd.
July 21, 2005
page 2




UNITED STATES
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